GAIN Capital Announces Monthly Metrics for March 2018

BEDMINSTER, N.J., April 6, 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of March 2018.

	Mar-18	Feb-18	Mar-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$262.8	$283.5	$239.2	(7.3)%	9.9%
OTC Average Daily Volume	$11.9	$14.2	$10.4	(16.2)%	14.4%
12 Month Trailing Active OTC Accounts(2)	131,764	133,545	136,829	(1.3)%	(3.7)%
3 Month Trailing Active OTC Accounts(2)	78,681	80,681	83,145	(2.5)%	(5.4)%

Institutional Segment
ECN Volume(1)	$317.8	$322.7	$271.7	(1.5)%	17.0%
ECN Average Daily Volume	$14.4	$16.1	$11.8	(10.6)%	22.0%
Swap Dealer Volume(1)	$56.8	$53.8	$67.4	5.6%	(15.7)%
Swap Dealer Average Daily Volume	$2.6	$2.7	$2.9	(3.7)%	(10.3)%

Futures Segment
Number of Futures Contracts	771,749	714,322	827,296	8.0%	(6.7)%
Futures Average Daily Contracts	36,750	37,596	35,969	(2.3)%	2.2%
12 Month Trailing Active Futures Accounts(2)	7,959	7,972	8,201	(0.2)%	(3.0)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period. For the quarter, indirect volume represented 23% of total retail OTC trading volume.

Management Commentary

"During the first three months of the year, GAIN’s continued success in driving organic growth, coupled with our strong ability to capitalize on the return of market volatility, resulted in a revenue per million figure in-line with our target run rate of approximately $105,” said Glenn Stevens, Chief Executive Officer. “Client engagement continued to improve in March, highlighted by retail average daily trading volume of $11.9 billion and ECN average daily volume of $14.4 billion, up 14% and 22% year-over-year, respectively, reiterating our belief that volatility in the markets is creating a more attractive trading environment for GAIN’s customer base."

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com